EXHIBIT 5.1

December 5, 2003

Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Ladies and Gentlemen:

      We are counsel to Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 2,250,000 shares of the Company’s common stock, par value $.50 per share (the “Shares”), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the Mylan Profit Sharing 401(k) Plan and the Mylan Puerto Rico Profit Sharing Employee Savings Plan (collectively, the “Plans”).

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plans and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plans, will be legally and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement

Yours truly,

/s/ Kirkpatrick & Lockhart LLP